March 15, 2013

Board of Directors

Comstock Mining Inc.

1200 American Flat Road

Virginia City, NV 89440

Ladies and Gentlemen:

We have acted as special Nevada counsel to Comstock Mining Inc., a Nevada corporation (the “Company”), in connection with the offering by the Company of 5,000,000 shares of the Company’s common stock, par value $0.000666 (the “Shares”), pursuant to a Registration Statement on Form S-3, as amended (Registration Statement No. 333-185760) (the “Registration Statement”), filed on December 31, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as supplemented by the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company.

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when paid for as described in the Prospectus Supplements, will be validly issued, fully paid, and nonassessable.

Sincerely,

/s/ McDONALD CARANO WILSON LLP